Exhibit 4.9

INTER-CREDITOR AGREEMENT

This INTER-CREDITOR AGREEMENT (the “Agreement”) is made and effective as of _____________, 2006, by and between the holders of the Unity Wireless Corporation 8% Senior Secured Convertible Debentures (“Existing Creditors”) and the New Creditors (as defined below), (the Existing Creditors and the New Creditors are collectively referred to as the “Creditors”).

RECITALS

WHEREAS, the Existing Creditors are the parties to that certain Securities Purchase Agreement dated February 27, 2006 and/or that certain additional issuance agreement of even date herewith (such securities purchase agreement and additional issuance agreement, collectively, the “Purchase Agreement”) by and between each Existing Creditors signatory thereto and Unity Wireless Corporation (the “Company”) and are the holders of those certain 8% Senior Secured Convertible Debentures due February 28, 2009 and __________, 2009, and issued on February 28, 2006 and __________, 2006, respectively, for an aggregate total principal amount up to $3,550,000 (the “Existing Indebtedness”), and the Existing Creditors are the beneficiaries of that certain Security Agreement dated February 27, 2006 (the “Security Agreement”) between the Company, its Subsidiaries and the Existing Creditors;

WHEREAS, pursuant to that certain Loan and Security Agreement dated  _____________, 2006, 2006 (the “Loan Agreement”), the investors signatory thereto (the “New Creditors”) will be loaning the Company up to $1,500,000, evidenced by 8% secured promissory notes due the earlier of (i) December 22, 2006 and (ii) the date the Company obtains the right to receive net proceeds of at least $1,500,000 in the aggregate in one or a series of debt or equity financings (the amounts owed pursuant to such Notes, the “New Indebtedness” and together with the Existing Indebtedness, the “Indebtedness”);

WHEREAS, the Existing Indebtedness is secured by all assets of the Company

WHEREAS, New Indebtedness will also be secured by all assets of the Company;

WHEREAS, the Creditors wish to memorialize their agreements concerning their respective rights, duties and obligations to one another with respect to the security interests granted under the Indebtedness.

NOW, THEREFORE, in consideration of the mutual covenants herein, their respective performances and benefits pertaining to the Indebtedness, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Ranking.

1.1

The Indebtedness shall rank in the following order of priority:  any sums secured or owed to the New Creditors pursuant to the New Indebtedness shall rank senior to amounts owed to the Existing Creditors, in proportion to such Creditor’s outstanding principal amounts of Indebtedness at any given time that a determination needs to be made of pro-rata holdings. For clarity, as of the date of this Agreement, the holdings of the Existing Creditors (collectively) are $3,450,000 and the senior holdings of the senior New Creditors (collectively) are $1,500,000.  Any Existing Indebtedness shall rank pari passu to any other Existing Indebtedness in proportion to each Existing Creditors then holdings of Existing Indebtedness.

1.2

If an Event of Default (as defined under any Indebtedness) occurs and any party hereto receives payment from the Company not in compliance with this Agreement, the other parties hereto shall be immediately notified and such payment shall be shared with all of the other Creditors in proportion to their respective pro-rata holdings as set forth above.

1.3

If an Event of Default occurs and any party hereto collects proceeds pursuant to its rights under any Indebtedness, the other parties shall be immediately notified and such payment shall be shared with all of the other Creditors as set forth above.

1.4     Notwithstanding any other provision in this Agreement, adjustments shall be made between the Creditors from time to time to reflect the fact that any contingent obligation taken into account as an obligation under the Indebtedness becomes satisfied or incapable of maturing into an actual obligation.

1.5    Each Existing Creditor and New Creditor is hereby authorized to file a UCC-1 in the jurisdictions set forth in, and pursuant to the terms of, the Security Agreement and Loan Agreement, respectively.

1.6    Notwithstanding anything to the contrary contained in the Purchase Agreement or  any document executed in connection with the New Indebtedness or the Existing Indebtedness and irrespective of: (i) the time, order or method of attachment or perfection of the security interests created in favor of Existing Creditors and the New Creditors, (ii) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect security interests in any collateral; (iii) anything contained in any filing or agreement to which any Creditor now or hereafter may be a party; and (iv) the rules for determining perfection or priority under the Uniform Commercial Code or any other law governing the relative priorities of secured creditors, each Creditor acknowledges that (x) all other Creditors have a valid security interest in the Collateral and (y) the security interests of the New Creditors in any Collateral pursuant to the New Indebtedness shall be senior to the security interests of the Existing Creditors in such Collateral pursuant to the Existing Indebtedness, and the security interests of the Existing Creditors in any Collateral pursuant to any outstanding Existing Indebtedness shall be pari-passu with each other.

1.7   Each Creditor agrees not to commence any action or proceeding concerning the Indebtedness or the Collateral without providing at least one business day’s notice to all Creditors.

2.

Indemnification by Existing Creditors.  Existing Creditors shall, severally, and not jointly, indemnify, defend, and hold harmless New Creditors against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable professional and attorneys’ fees, including those arising from settlement negotiations, that New Creditors shall incur or suffer, which arise, result from, or relate to a breach of, or failure by Existing Creditors to perform under this Agreement.

3.

Indemnification by New Creditors.  New Creditors shall, severally, and not jointly, indemnify, defend, and hold harmless Existing Creditors against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable professional and attorneys’ fees, including those arising from settlement negotiations, that  Existing Creditors shall incur or suffer, which arise, result from, or relate to a breach of, or failure by New Creditors to perform under this Agreement.

4.

 Miscellaneous.

4.1

Assignment.  The rights and obligations of the Creditors under this Agreement may be assigned to or assumed to a transferee of the Debentures or Notes (as defined in the Purchase Agreement and Loan Agreement, respectively), as applicable.

4.2

Binding Effect.  This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, and successors.

4.3

Parties in Interest.  Except as expressly provided in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right to subrogation or action over against any party to this Agreement.

4.4

Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.

4.5

Amendment.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties.

4.6

Waiver.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

4.7

Notices.  Notices given under this Agreement shall be delivered as set forth in the Purchase Agreement.

4.8

Governing Law and Venue.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, and any action or proceeding, including arbitration, brought by any party in which this Agreement is a subject, shall be brought in New York County, New York.

4.9

Effect of Headings.  The headings of the Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

4.10

Invalidity.  Any provision of this Agreement which is invalid, void, or illegal, shall not affect, impair, or invalidate any other provision of this Agreement, and such other provisions of this Agreement shall remain in full force and effect.

4.11

Counterparts.  This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument.  In lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

4.12

Number and Gender.  When required by the context of this Agreement, each number (singular and plural) shall include all numbers, and each gender shall include all genders.

4.13

Further Assurances.  Each party to this Agreement agrees to execute further instruments as may be necessary or desirable to carry out this Agreement, provided the party requesting such further action shall bear all related costs and expenses.

4.14

Professional Fees and Costs.  If any legal or equitable action, arbitration, or other proceeding, whether on the merits or on motion, are brought or undertaken, or an attorney retained, to enforce this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, then the successful or prevailing party or parties in such undertaking (or the party that would prevail if an action were brought) shall be entitled to recover reasonable attorney's fees and other professional fees and other costs incurred in such action, proceeding, or discussions, in addition to any other relief to which such party may be entitled.  The parties intend this provision to be given the most liberal construction possible and to apply to any circumstances in which such party reasonably incurs expenses.

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[SIGNATURE PAGE INTERCREDITOR AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Creditors as of the day and year first written above.

EXISTING CREDITORS:

Print Name:

By:

Name:

Title:

Address for Notice:

NEW CREDITORS:

Print Name:

By:

Name:

Title:

Address for Notice:

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